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                                                                      Exhibit 11
                              RDO EQUIPMENT CO.
                     COMPUTATION OF PER SHARE EARNINGS

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

(In Thousands, Except Per Share Amounts)           Three Months Ended July 31,   Six Months Ended July 31,
(Unaudited)                                          1997           1996           1997           1996
----------------------------------------------------------------------------------------------------------
Net income                                         $  3,816       $  2,262       $  6,195       $  3,859
                                                    -------        -------        -------        -------
                                                    -------        -------        -------        -------

Weighted average number of shares
outstanding                                          13,180          8,370         13,180          8,370

Dilutive effect of shares for which proceeds were
necessary to fund $15 million distribution of
accumulated S corporation earnings                      ---          1,059            ---          1,059

Dilutive effect of stock options outstanding            118            ---             84            ---
                                                    -------        -------        -------        -------

Weighted average shares outstanding                  13,298          9,429         13,264          9,429
                                                    -------        -------        -------        -------
                                                    -------        -------        -------        -------

Net income per common share                         $  0.29        $  0.24        $  0.47       $  0.41
                                                    -------        -------        -------        -------
                                                    -------        -------        -------        -------

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